Exhibit 99.1

                                                                                       Lindblad Expeditions Holdings, Inc. Reports 2021 First Quarter Financial Results

       First Quarter 2021 Highlights:

●    Announced plans to resume fleet operations beginning with Alaska and the Galapagos during June 2021

●     Broadened platform of high-quality experiential travel offerings with acquisition of majority stakes in leading travel operators DuVine Cycling + Adventure (“DuVine”) and Off the Beaten Path LLC (“Off the Beaten Path”)

●    Continued significant cost reduction measures as prepare to resume operations and ended quarter with $163.9 million in unrestricted cash and $22.4 million in restricted cash

●     Strong reservations for future travel with 2022 bookings currently 39% ahead of bookings for 2021 at the same point a year ago

●    Amended credit facilities to extend waiver of leverage covenants through first quarter of 2022

NEW YORK, April 29, 2021 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the first quarter ended March 31, 2021.

Sven-Olof Lindblad, President and Chief Executive Officer, said “We are extremely excited to be on the verge of returning to operations. When our ships resume sailing in Alaska and the Galapagos this June, we will once again be doing what we do best, delivering high quality and immersive experiences to the world’s most remarkable destinations. The comprehensive plan we put in place just over a year ago to maintain a strong liquidity profile will enable us to return to operations as a nimble and vibrant company and capitalize on the substantial demand for authentic adventure travel. With the vast majority of loyal guests from rescheduled voyages already rebooked for future travel and with the current booking strength we are experiencing, Lindblad is well positioned to build on the growth we were delivering prior to the pandemic. Additionally, we have expanded our growth opportunity with the recent acquisitions of Off the Beaten Path and DuVine. We just added these leading travel providers to our portfolio, but we are already seeing some of the cross-selling benefits of an expanded and diverse product portfolio. These land-based businesses, along with Natural Habitat, are already operating in various destinations, taking guests who are ready to once again experience what the world has to offer. As we begin to return to the places we have visited over the last forty years, I couldn’t be prouder of what we have accomplished these past twelve months, and I look forward to the opportunities ahead for our guests, for our employees and for our shareholders.”

COVID-19 BUSINESS UPDATE

Due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company has suspended or rescheduled the majority of its expeditions and trips departing March 16, 2020 through May 31, 2021 and has been working with guests to reschedule travel plans and refund payments, as applicable. The Company has announced plans to resume ship operations for the 2021 season in Alaska and the Galapagos in June 2021 and is working with local health authorities on plans to begin operating in additional geographies during the second half of the year. As the Company’s ships are currently not in operation, the majority of the fleet is being maintained with minimally required crew on-board to ensure they comply with all necessary regulations and can be put back fully and quickly into service as needed. For those ships that are preparing to resume sailing, we have begun to increase crew levels as needed. In accordance with local regulations, the Company offices are closed, and most employees are working remotely to maintain general business operations, provide assistance to existing and potential guests and maintain information technology systems.

The Company continues to adhere to the comprehensive plan it implemented in March 2020 to mitigate the impact of COVID-19 and preserve and enhance its liquidity position. This plan employs a variety of cost reduction and cash preservation measures including significantly reducing ship and land-based expedition costs such as capital expenditures, crew payroll, land costs, fuel and food, and meaningfully reducing general and administrative expenses through reduced payroll and the elimination of all non-essential travel, office expenses and discretionary spending. The Company has also accessed available capital under existing debt facilities and through the issuance of preferred stock, while continuing to explore additional sources of capital and liquidity.

Return to Operations

The Company has announced plans to resume operations with vaccinated guests in Alaska and the Galapagos in June 2021 and is working with local health authorities on plans to begin operating in additional geographies during the second half of the year. The Company believes there are a variety of strategic advantages that enable it to deploy its ships safely and quickly as travel restrictions are lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships should also allow it to efficiently and effectively test its guests and crew prior to boarding. Additionally, the majority of expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence. Lastly, the Company’s guests are explorers by nature, eager to travel and have historically been very resilient following periods of uncertainty.

Booking Trends

The Company experienced a substantial impact from the COVID-19 virus over the past year, but despite this impact it still has substantial advanced bookings for future travel. Bookings for the full year 2022 are 39% ahead of the bookings for 2021 as of the same date a year ago and 32% ahead of the bookings for 2020 as of the same date two years ago. The Company continues to see new bookings for future travel including over $92.0 million since the beginning of 2021, and is receiving significant deposits and final payments for future travel.

For 2021 voyages that have been cancelled or rescheduled, the Company is offering future travel credits with incremental value or full refunds to its fully paid guests. As of April 24, 2021, the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of March 31, 2021, the Company had $163.9 million in unrestricted cash and $22.4 million in restricted cash primarily related to deposits on future travel originating from U.S. ports. As of March 31, 2021, the Company had a total debt position of $498.4 million and was in compliance with all of its debt covenants.

During the last twelve months, the Company has taken a variety of steps to strengthen its balance sheet and increase liquidity including:

During April 2020, the Company drew down $30.6 million under its second export credit agreement in conjunction with its third installment payment on the National Geographic Resolution.

During May 2020, the Company amended its $2.5 million promissory note, changing the maturity date of the principal payments to be due in three equal installments, with the first payment was made on December 22, 2020, the second due on December 22, 2021 and the final payment due on December 22, 2022.

During June 2020, the Company amended its export credit agreements to defer approximately $9.0 million in aggregate scheduled amortization payments from June 2020 through March 2021 and to suspend the total net leverage ratio covenant from June 2020 through June 2021.

During August 2020, the Company amended its term loan and revolving credit facilities to waive the application of the total net leverage ratio covenant through June 2021. In connection with the amendment, the interest rate of the term loan has been increased by 125bps, to be paid-in-kind at maturity, a LIBOR floor of 75bps has been added to each facility and certain covenants have been amended to be more restrictive.

During August 2020, the Company raised $85.0 million in gross proceeds through the private placement issuance of Redeemable Convertible Series A Preferred Stock that carries a 6% annual dividend, which is payable in kind for two years and, thereafter, in cash or in-kind at the Company’s option. The preferred stock is convertible into shares of Lindblad common stock at a conversion price of $9.50 per share, representing a premium of 23% to Lindblad’s 30-day trading volume weighted average price on the date of issuance.

During December 2020, the Company amended its term loan and revolving credit facilities and borrowed an incremental $85.0 million under the amended term loan through the Main Street Expanded Loan Facility program established by the Board of Governors of the Federal Reserve System. The incremental borrowing carries an interest rate of LIBOR plus 3.0% and matures December 2025 with no early payment restrictions.

The Company estimates its current monthly cash usage to be approximately $10-15 million, including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments. As the Company implements plans to resume operations, the monthly cash usage will increase as it incurs costs in preparation for returning ships to service, spends to market and advertise upcoming expeditions and reinstates furloughed and part-time office staff as needed. The Company also anticipates a significant increase in guest payments as it receives final payments for upcoming expeditions as well as deposits for new reservations for future travel.

The Company has not previously experienced a complete cessation of its operations and, as a consequence, its ability to predict the impact of such cessation on its costs and future prospects is limited. Given the dynamic nature of this situation, the Company cannot reasonably estimate the impacts of the COVID-19 pandemic on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when the majority of travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once these restrictions are no longer in place. The estimates for monthly cash usage reflect the Company’s current forecast for operating costs, capital expenditures and expected debt and interest payments. Based on the actions taken to date by the Company, its planned and anticipated actions and its current forecast, the Company believes that it can meet its obligations for the next 12 months

STRATEGIC GROWTH INITIATIVES

During the quarter, the Company acquired majority interests in DuVine, a leading luxury cycling and adventure travel company, and Off the Beaten Path, a leading active travel operator with a specialization in U.S. National Parks. These acquisitions further broaden and deepen Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors including the rapidly growing cycling tourism and domestic expedition markets. Similar to the acquisition of Natural Habitat, the Company will leverage its experience and resources to accelerate the growth of these unique and profitable businesses and capitalize on the growing demand for authentic and immersive adventure travel. The aggregate purchase price of these majority interests was approximately $10.8 million and was financed through $9.0 million in cash and Lindblad stock of $1.8 million.

DuVine is an award-winning international luxury cycling and adventure company based in Somerville, Massachusetts focused on providing immersive cultural experiences across the globe through thoughtfully designed itineraries led by expert local guides. DuVine’s trips feature top-quality gear and support and are tailored to riders of all abilities with emphasis on exceptional food and wine experiences, along with boutique accommodations. DuVine also currently runs a variety of extraordinary trips that combine sailing and biking experiences, which will be further expanded as part of Lindblad. DuVine’s diverse tour offerings include small group and private custom trips to destinations across Europe, the United States, Latin America, Asia and Africa.

Off the Beaten Path, based in Bozeman, Montana, offers active small-group and private custom journeys around the world, with a long-standing focus on U.S. National Parks and connecting the heart of the traveler with the soul of the place through localized, authentic experiences. Off the Beaten Path’s small group product offerings include unique expeditions throughout the U.S, as well as trips across Europe, Africa, Australia, Central and South America and the South Pacific.

DuVine and Off the Beaten Path will benefit from Lindblad’s scale, resources and marketing experience while dramatically increasing the addressable opportunity across Lindblad’s portfolio. The significant demand for cycling-related content and usage was expanding rapidly prior to COVID-19 and that has only accelerated throughout the pandemic. According to the NPD Group, from January through October of 2020 U.S. bicycle sales increased over 60% and e-bike sales increased 144% compared with the same period in 2019. DuVine’s proven track record in delivering high-end small group cycling experiences, along with the meaningfully increased accessibility that the evolution of the e-bike provides, ideally situates them to further capitalize on this growing opportunity both immediately coming out of the pandemic and over the long-term. Similarly, Off the Beaten Path has unique access to limited lodging inventory across its geographies, particularly in U.S National Parks enabling unmatched exploration in destinations that attract millions of visitors each year. These remarkable locations will only grow in popularity post pandemic given their proximity and, with a long-standing reputation of delivering authentic small group and private custom travel experiences, Off the Beaten Path is well positioned for sustained growth. Both DuVine and Off the Beaten Path have been operating trips during COVID and are currently experiencing strong levels of bookings for future travel.

The Company is also continuing to expand its fleet capacity to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries it has to offer its guests. The National Geographic Resolution is scheduled for delivery in the fourth quarter of 2021 and will join her sister ship the National Geographic Endurance, as well as the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Company. The new vessel will be capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design will allow for greater comfort and speed through rough waters.

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues decreased $79.5 million, or 98%, as compared to the same period in 2020. The decline was driven by a $69.1 million decrease at the Lindblad segment and a $10.4 million decrease at the Land Experiences segment as a result of rescheduling nearly all expeditions due to COVID-19 during the first quarter of 2021.

Net Income

Net loss available to stockholders for the first quarter was $34.5 million, $0.66 per diluted share, as compared with net loss available to stockholders of $1.9 million, $0.04 per diluted share, in the first quarter of 2020. The $32.6 million decrease primarily reflects the impact of COVID-19 on operations, as well as an $2.6 million increase in interest expense due to additional borrowings and higher rates and a $1.6 million increase in depreciation and amortization versus the same period a year ago, primarily due to the addition of the National Geographic Endurance to the fleet in March 2020. These decreases were partially offset by a $0.1 million foreign currency gain in the current year versus a $3.4 million foreign currency loss in the first quarter of 2020.

Adjusted EBITDA

First quarter Adjusted EBITDA loss of $20.8 million decreased $31.4 million as compared to the same period in 2020. The decrease was driven by a $28.0 million decline at the Lindblad segment and a $3.4 million decrease at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $18.0 million decreased $28.0 million as compared to the first quarter a year ago due primarily to the revenue impact of rescheduling all expeditions as a result of COVID-19 during the first quarter of 2021, partially offset by lower operating costs for the fleet while laid up, a reduction in commissions from the impact of COVID-19 on revenues and reduced marketing and personnel spend.

Land Experiences segment Adjusted EBITDA loss of $2.9 million decreased $3.4 million versus the first quarter a year ago primarily due to the lower revenue as a result of COVID-19, partially offset by lower operating costs due to rescheduled departures and a reduction in marketing and personnel spend.

	For the three months ended March 31,
(In thousands)	2021	2020	Change	%
Tour revenues:
Lindblad	$484	$69,539	$(69,055)	(99%	)
Land Experiences	1,296	11,699	(10,403)	(89%	)
Total tour revenues	$1,780	$81,238	$(79,458)	(98%	)
Operating (loss) income:
Lindblad	$(27,296)	$2,189	$(29,485)	NM
Land Experiences	(3,770)	62	(3,832)	NM
Total operating (loss) income	$(31,066)	$2,251	$(33,317)	NM
Adjusted EBITDA:
Lindblad	$(17,952)	$10,074	$(28,026)	NM
Land Experiences	(2,868)	504	(3,372)	NM
Total adjusted EBITDA	$(20,820)	$10,578	$(31,398)	NM

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. During the first quarter, the Company did not repurchase any shares. As of April 27, 2021, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of April 27, 2021, there were 50.1 million shares common stock outstanding. The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19 and restrictions related to the Main Street Expanded Loan Facility.

              SUBSEQUENT EVENTS

In April 2021, the Company drew down an additional $15.5 million under its second export credit agreement in conjunction with its fourth installment payment on the National Geographic Resolution, scheduled for delivery in the fourth quarter of 2021.

In April 2021, the Company amended its term loan and revolving credit facilities to waive the application of the total net leverage ratio covenant through March 31, 2022 and adjusted the annualized EBITDA used in its covenant calculation through December 31, 2022. In connection with the amendment, the interest rate of the term loan and revolving credit facilities has been increased by 50bps.

FINANCIAL OUTLOOK

The COVID-19 pandemic has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on April 29, 2021 to discuss the earnings of the Company. The conference call can be accessed by dialing 833-366-1371 (United States) or 639-380-0047 (International). The Conference ID is 7246409. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad brand and on land-based travel through its subsidiaries, Natural Habitat, Off the Beaten Path and DuVine.

Lindblad works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

DuVine offers immersive cultural experiences across the globe through thoughtfully designed itineraries led by expert local guides. DuVine's trips include top-quality gear and support and are tailored to riders of all abilities with an emphasis on exceptional food and wine experiences, along with boutique accommodations. Offerings include tours in the United States, such as the California redwoods, the vineyards of Napa and Sonoma, the American Southwest and New England farmland. International cycling tours include Costa Rican rainforests, the coast and seaside towns of Ireland, the mountains and vineyards of Spain, and the Swiss Alps. Other tours include trekking the Atlas desert by camel, Asian bamboo forests and Buddhist temples.

Off the Beaten Path offers active small-group and private custom journeys around the world, connecting the heart of the traveler with the soul of the destination through localized, authentic experiences. Off the Beaten Path has a long-standing focus on offering unique adventures and experiences throughout the U.S. National Parks. In addition to other U.S.-based adventures such as ranch vacations and fly-fishing expeditions, Off the Beaten Path's small group product offerings include international expeditions across Europe, Africa, Australia, Central and South America and the South Pacific. Examples of international expeditions include hiking through the Dolomites, enjoying a family adventure in Patagonia’s Lake District and experiencing the culture, architecture and village life of Morocco. All Off the Beaten Path expeditions are defined by a focus on outdoor activity, including wildlife viewing, hiking, rafting, snorkeling, kayaking and snowshoeing, and comprehensive pre-trip materials paired with experienced, friendly guides.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to COVID-19; (ii) the impacts of COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise and travel industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31, 2021	As of December 31, 2020
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$163,939	$187,531
Restricted cash	22,446	16,984
Marine operating supplies	5,850	5,473
Inventories	2,173	2,168
Prepaid expenses and other current assets	21,135	17,014
Total current assets	215,543	229,170

Property and equipment, net	479,240	482,673
Goodwill	33,652	22,105
Intangibles, net	10,963	4,817
Deferred tax asset	8,340	5,539
Right-to-use lease assets	4,786	5,082
Other long-term assets	7,376	8,063
Total assets	$759,900	$757,449

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$149,290	$120,737
Accounts payable and accrued expenses	20,529	22,341
Lease liabilities - current	1,388	1,475
Long-term debt - current	14,128	11,255
Total current liabilities	185,335	155,808

Long-term debt, less current portion	471,027	471,359
Lease liabilities	3,703	3,915
Other long-term liabilities	90	90
Total liabilities	660,155	631,172

COMMITMENTS AND CONTINGENCIES
Series A redeemable convertible preferred stock, 165,000 shares authorized; 85,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	85,125	83,825
Redeemable noncontrolling interest	10,473	7,494
	95,598	91,319

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 85,000 Series A shares issued and outstanding as of March 31, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 50,126,926 and 49,905,512 issued, 50,058,718 and 49,818,676 outstanding as of March 31, 2021 and December 31, 2020, respectively	5	5
Additional paid-in capital	51,367	48,127
Accumulated deficit	(46,117)	(11,572)
Accumulated other comprehensive loss	(1,108)	(1,602)
Total stockholders' equity	4,147	34,958
Total liabilities, mezzanine equity and stockholders' equity	$759,900	$757,449

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (unaudited)

	For the three months ended March 31,
	2021	2020

Tour revenues	$1,780	$81,238

Operating expenses:
Cost of tours	8,279	42,192
General and administrative	13,812	17,226
Selling and marketing	2,506	12,879
Depreciation and amortization	8,249	6,690
Total operating expenses	32,846	78,987

Operating (loss) income	(31,066)	2,251

Other (expense) income:
Interest expense, net	(5,669)	(3,054)
Gain (loss) on foreign currency	70	(3,443)
Other income (expense)	1	(53)
Total other expense	(5,598)	(6,550)

Loss before income taxes	(36,664)	(4,299)
Income tax benefit	(2,801)	(1,828)

Net loss	(33,863)	(2,471)
Net loss attributable to noncontrolling interest	(619)	(537)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(33,244)	(1,934)
Series A redeemable convertible preferred stock dividend	1,301	-

Net loss available to stockholders	$(34,545)	$(1,934)

Weighted average shares outstanding
Basic	49,865,234	49,625,127
Diluted	49,865,234	49,625,127

Undistributed loss per share available to stockholders:
Basic	$(0.66)	$(0.04)
Diluted	$(0.66)	$(0.04)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(33,863)	$(2,471)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,249	6,690
Amortization of National Geographic fee	-	727
Amortization of deferred financing costs and other, net	687	486
Amortization of right-to-use lease assets	(3)	51
Stock-based compensation	1,611	898
Deferred income taxes	(2,801)	(1,828)
(Gain) loss on foreign currency	(70)	3,443
Changes in operating assets and liabilities
Marine operating supplies and inventories	(382)	(239)
Prepaid expenses and other current assets	(2,080)	2,339
Unearned passenger revenues	21,438	4,770
Other long-term assets	675	621
Other long-term liabilities	1,798	(4,411)
Accounts payable and accrued expenses	(2,179)	4,356
Net cash (used in) provided by operating activities	(6,920)	15,432

Cash Flows From Investing Activities
Purchases of property and equipment	(3,800)	(116,732)
Acquisition (net of cash acquired)	(6,872)	-
Net cash used in investing activities	(10,672)	(116,732)

Cash Flows From Financing Activities
Proceeds from long-term debt	-	152,695
Repayments of long-term debt	(500)	(500)
Payment of deferred financing costs	(31)	(61)
Repurchase under stock-based compensation plans and related tax impacts	(7)	(134)
Repurchase of warrants and common stock	-	(127)
Net cash (used in) provided by financing activities	(538)	151,873
Net (decrease) increase in cash, cash equivalents and restricted cash	(18,130)	50,573

Cash, cash equivalents and restricted cash at beginning of period	204,515	109,258

Cash, cash equivalents and restricted cash at end of period	$186,385	$159,831

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$4,146	$3,862
Income taxes	1	12
Non-cash investing and financing activities:
Non-cash preferred share dividend	1,301	-
Shares issued for acquisition	1,770	-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated	For the three months ended March 31,
	2021	2020
Net loss	$(33,863)	$(2,471)
Interest expense, net	5,669	3,054
Income tax benefit	(2,801)	(1,828)
Depreciation and amortization	8,249	6,690
Loss (gain) on foreign currency	(70)	3,443
Other expense	(1)	53
Stock-based compensation	1,611	898
National Geographic fee amortization	-	727
Other	386	12
Adjusted EBITDA	$(20,820)	$10,578

Reconciliation of Operating (Loss) Income to Adjusted EBITDA

Lindblad Segment	For the three months ended March 31,
	2021	2020
Operating (loss) income	$(27,296)	$2,189
Depreciation and amortization	7,867	6,248
Stock-based compensation	1,477	898
National Geographic fee amortization	-	727
Other	-	12
Adjusted EBITDA	$(17,952)	$10,074

Land Experiences Segment	For the three months ended March 31,
	2021	2020
Operating (loss) income	$(3,770)	$62
Depreciation and amortization	382	442
Stock-based compensation	134	-
Other	386	-
Adjusted EBITDA	$(2,868)	$504

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2020	2019
Net cash (used in) provided by operating activities	$(6,920)	$15,432
Less: purchases of property and equipment	(3,800)	(116,732)
Free Cash Flow	$(10,720)	$(101,300)

	For the three months ended March 31,
	2021	2020
Available Guest Nights	-	51,624
Guest Nights Sold	-	46,050
Occupancy	-	89%
Maximum Guests	-	6,512
Number of Guests	-	5,564
Voyages	-	85

Calculation of Gross Yield per Available Guest Night and Net Yield per Available Guest Night Lindblad Segment	For the three months ended March 31,
	2021	2020
Guest ticket revenues	$-	$60,362
Other tour revenue	484	9,177
Tour Revenues	484	69,539
Less: Commissions	(29)	(5,427)
Less: Other tour expenses	(634)	(5,761)
Net Yield	$(179)	$58,351
Available Guest Nights	-	51,624
Gross Yield per Available Guest Night	NM	$1,347
Net Yield per Available Guest Night	NM	1,130

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended March 31,
	2021	2020
Cost of tours	$7,604	$35,521
Plus: Selling and marketing	1,696	11,983
Plus: General and administrative	10,613	13,598
Gross Cruise Cost	19,913	61,102
Less: Commissions	(29)	(5,427)
Less: Other tour expenses	(634)	(5,761)
Net Cruise Cost	19,250	49,914
Less: Fuel Expense	(512)	(2,392)
Net Cruise Cost Excluding Fuel	18,738	47,522
Non-GAAP Adjustments:
Stock-based compensation	(1,477)	(898)
National Geographic fee amortization	-	(727)
Other	-	(12)
Adjusted Net Cruise Cost Excluding Fuel	$17,261	$45,885
Adjusted Net Cruise Cost	$17,773	$48,277
Available Guest Nights	-	51,624
Gross Cruise Cost per Available Guest Night	NM	$1,184
Net Cruise Cost per Available Guest Night	NM	967
Net Cruise Cost Excluding Fuel per Available Guest Night	NM	921
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	NM	889
Adjusted Net Cruise Cost per Available Guest Night	NM	935

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.